Exhibit D(27)

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select PIMCO Total Return Fund

This Investment Sub-Advisory Agreement (this “Sub-Advisory Agreement”), is by and between Pacific Investment Management Company LLC (the “Sub-Adviser”) and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), for the MassMutual Select PIMCO Total Return Fund (the “Fund”), a series of MassMutual Select Funds (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 30th day of June, 2010.

WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement; and

WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual, the Fund and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1. General Provision.

(a) MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Adviser shall, in all matters, give to the Fund and the Trust’s Board of Trustees, directly or through MassMutual, the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to ensure the Fund conforms to:

(i) the provisions of the Act and any rules or regulations thereunder in connection with the services Sub-Adviser provides the Fund under this Agreement;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies in connection with the services Sub-Adviser provides the Fund under this Agreement;

(iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Sub-Adviser by MassMutual (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust and MassMutual, which have been delivered to the Sub-Adviser;

(v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders, which have been delivered to the Sub-Adviser; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time, which have been delivered to the Sub-Adviser (collectively referred to as the “Disclosure Documents”).

(b) The appropriate officers and employees of the Sub-Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the services provided by the Sub-Adviser hereunder. MassMutual acknowledges that the Sub-Adviser is not the Fund’s pricing agent. The Sub-Adviser will provide reasonable assistance to the Fund’s pricing agent in valuing securities held by the Fund for which market quotations are not readily available (i.e., internally priced securities).

(c) MassMutual acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”), the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual (as provided under 1(a)(iv)) and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, MassMutual or the Fund’s administrator, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual or the Fund’s administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be notified of and afforded five business days after receipt of such instruction to implement this trading restriction).

2. Duties of the Sub-Adviser.

(a) The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees or MassMutual, (i) regularly provide investment advice and recommendations to the Fund, directly or through MassMutual, with respect to the Fund’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Fund and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Fund; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund; (iv) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; (v) provide reports on the foregoing to the Board of Trustees at each Board meeting; (vi) vote or exercise any proxies or other consent rights with respect to such securities or investments; and (vii) exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer. The Sub-Adviser further shall have authority to instruct MassMutual to: (i) pay cash for securities and other property delivered for the Fund; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made for the Fund. The Sub-Adviser shall not have the authority to cause MassMutual to deliver securities and other property, or pay cash to the Sub-Adviser other than payment of the sub-advisory fee provided for in this Agreement.

(b) The Sub-Adviser is authorized on behalf of the Fund to enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Disclosure Documents, which shall include any market and/or industry standard documentation and the standard representations contained therein;

(c) The Sub-Adviser shall provide to MassMutual such reports for the Fund, and in monthly, quarterly or annual time frames, as MassMutual shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(d) Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(e) Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in material breach of this Sub-Advisory Agreement or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement, the Sub-Adviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Sub-Advisory Agreement relates.

(f) The Sub-Adviser shall make all material disclosures to MassMutual and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Sub-Adviser or any change in its key personnel that could materially affect the services provided by the Sub-Adviser hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser, information regarding the investment performance and general investment methods of the Sub-Adviser, its principals and affiliates, information regarding any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, information that MassMutual reasonably deems material to the Fund or necessary to enable MassMutual to monitor the performance of the Sub-Adviser and information that is required, in the reasonable judgment of MassMutual, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(g) The Sub-Adviser shall provide MassMutual, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser’s office the books and records of the Sub-Adviser relating to the Fund and the Sub-Adviser’s performance hereunder and such other books and records of the Sub-Adviser as are necessary to confirm that the Sub-Adviser has complied with its obligations and duties under this Sub-Advisory Agreement. The Sub-Adviser agrees that all records which it maintains for the Fund are property of the Fund and the Sub-Adviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request. Notwithstanding the foregoing, the Sub-Adviser may retain a copy of such records.

(h) The Sub-Adviser makes no representations or warranty, express or implied (except as subject to Section 3(b) herein), that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard, including any other clients of the Sub-Adviser or index.

(i) The Sub-Adviser agrees to reimburse MassMutual for any costs associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to changes caused by the Sub-Adviser, except for any such costs which may properly be charged to the Fund.

3. Other Activities.

(a) Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Sub-Advisory Agreement.

(b) The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Fund. The Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide MassMutual with an explanation of the differences, if any, in performance between the Fund and any other account with investment objectives and policies similar to the Fund for which the Sub-Adviser, or any one of its principals or affiliates, acts as investment adviser. To the extent that a particular investment is suitable for both the Fund and the Sub-Adviser’s other clients, such investment will be allocated among the Fund and such other clients in a manner that is fair and equitable in the circumstances.

4. Obligations of MassMutual and the Fund.

(a) MassMutual shall timely furnish the Sub-Adviser with such information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities pursuant to this Sub-Advisory Agreement. In addition, MassMutual will provide, or has provided, to the Sub-Adviser, such information or documents as the Sub-Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Advisory Agreement, MassMutual shall continue to provide such information and documents to the Sub-Adviser, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective.

(b) MassMutual shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

5. Custodian and Fund Accountant. The Fund assets shall be maintained in the custody of State Street Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, or such other custodian identified to the Sub-Adviser. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the Act or other applicable law. In addition, at the date of this Sub-Advisory Agreement, MassMutual has contracted with State Street Bank and Trust Company to provide fund accounting services on behalf of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of State Street Bank and Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6. Compensation of the Sub-Adviser.

(a) MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [            ].

(b) Expenses. MassMutual, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of MassMutual, the Trust or the Fund, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c) custodian fees and expenses. Any reimbursement of management or other fees required by an expense limitation provision and any liability arising out of a violation by MassMutual of Section 36(b) of the Act shall be the sole responsibility of MassMutual, provided that nothing herein shall relieve Sub-Adviser from its own liability under Section 36(b) of the Act with respect to its duties under this Sub-Advisory Agreement.

7. Portfolio Transactions and Brokerage.

(a) The Sub-Adviser is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions.

(b) The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Sub-Adviser shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and such other considerations as the Board of Trustees of the Trust or MassMutual determine and provide to the Sub-Adviser from time to time. Subject to these requirements and the provisions of the Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it or the Trust are affiliated. MassMutual agrees that the Sub-Adviser shall refrain from rendering any advice or services hereunder concerning securities of companies of which the Sub-Adviser is an affiliate without the prior written consent of MassMutual. For purposes hereof, an “affiliate” of, or a person “affiliated with,” a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

8. Representations And Warranties of The Sub-Adviser.

The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

(a) The Sub-Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

(b) Except as disclosed below, there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of the Sub-Adviser’s assets, (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement, or (iv) result in a matter which would require an amendment to the Sub-Adviser’s Form ADV, Part II; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

The Sub-Adviser, a subsidiary of Allianz Global Investors of America L.P., and PIMCO Funds are the subject of a lawsuit in the Northern District of Illinois Eastern Division, in which the complaint alleges that the plaintiffs each purchased and sold a 10-year Treasury note futures contract and suffered damages from an alleged shortage when Sub-Adviser held both physical and futures positions in 10-year Treasury notes for its client accounts in violation of the federal Commodity Exchange Act provisions on market manipulation. In July 2007, the District Court granted class certification of a class consisting of those persons who purchased futures contracts to offset short positions between May 9, 2005 and June 30, 2005. The Sub-Adviser believes the complaint is without merit and the Sub-Adviser and PIMCO Funds intend to vigorously defend against this action. The outcome of this action cannot be predicted at this time.

(c) All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use in the Disclosure Documents, as well as all performance information provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use by MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(d) Subject to adequate assurances of confidentiality, the Sub-Adviser has supplied to, or made available for review by, MassMutual (and if requested by MassMutual to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Sub-Adviser’s performance results and which are in the Sub-Adviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

9. Representations and Warranties of MassMutual.

(a) MassMutual represents and warrants to the Sub-Adviser the following:

(i)	MassMutual has all requisite corporate power and authority under the laws of the Commonwealth of Massachusetts and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement.

(ii)	MassMutual is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	MassMutual has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv)	MassMutual has received a copy of Part II of Sub-Adviser’s Form ADV.

(v)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which MassMutual is subject, which might reasonably be expected to (i) result in any material adverse change in MassMutual’s condition (financial or otherwise) or (ii) materially impair MassMutual’s ability to discharge its obligations under this Sub-Advisory Agreement.

(vi)	The Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and will promptly notify the Sub-Adviser if the Fund ceases to be a QIB.

(vii)	The Fund is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), will promptly notify the Sub-Adviser if the Fund ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7.

(viii)	The assets of the Fund do not constitute assets of (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to Title I of ERISA; (b) a plan described in Section 4975(e)(1) of the Internal Revenue Code; or, (c) an entity whose underlying assets are assets of a plan described in (a) or (b) by reason of such plan’s investment in the entity.

(ix)	The assets in the Fund are free from all liens and charges, and MassMutual undertakes that no liens or charges will arise from the act or omissions of MassMutual which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Disclosure Documents.

(x)	The Sub-Adviser is expressly authorized to rely upon any and all written instructions, approvals and notices given on behalf of MassMutual by any one or more of those persons designated as representatives of whose names, titles and specimen signatures appear in Appendix B attached hereto. MassMutual may amend such Appendix B from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by MassMutual to the contrary.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

10. Covenants of the Sub-Adviser.

(a) If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MassMutual with updated information relating to the Sub-Adviser’s performance results as reasonably required from time to time by the Fund and MassMutual. The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

(c ) The Sub-Adviser is prohibited from consulting with any other sub-adviser of the Fund, if any, or the Sub-Adviser to any other investment company (or separate series of an investment company) managed by MassMutual concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

11. Confidentiality.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, MassMutual acknowledges that the securities holdings of the Fund constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for MassMutual or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except, consistent with the Fund’s portfolio holdings policy as adopted by the Board of Trustees of the Trust: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties hereto in writing. Further, MassMutual agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and MassMutual agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding MassMutual or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MassMutual and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, MassMutual agrees that the Sub-Adviser may identify it or the Fund as a client in promotional materials.

12. Review of Fund Documents.

During the term of this Sub-Advisory Agreement, except as described below in Section 13 with respect to the use of the Sub-Adviser’s Marks (as defined below), MassMutual shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature (including fund fact sheets), or other material prepared for distribution to shareholders of the Fund or the public, and materials provided to the Trustees which refer to the Sub-Adviser’s Marks in any way (“Fund Documents”), prior to the use thereof, and MassMutual shall not use any such materials without Sub-Adviser’s approval in writing five (5) business days after receipt thereof (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of its registration statement).

It is understood that the Fund Documents are used in the ordinary course of business, and should not change substantively over time with respect to uses of any Sub-Adviser’s Marks. As such, upon initial approval by Sub-Adviser of a Fund Document, MassMutual shall not be required to seek Sub-Adviser’s written approval for the limited purpose of approving Sub-Adviser’s Marks in a subsequent corresponding Fund Document (i.e., shareholder report to shareholder report), provided that uses of Sub-Adviser’s Marks in the subsequent Fund Document are not substantively different from those initially approved by Sub-Adviser in a current Fund Document. MassMutual shall ensure that Fund Documents prepared by employees or agents of MassMutual or its affiliates that refer to the Sub-Adviser’s Marks in any way are consistent with those Fund Documents previously approved by the Sub-Adviser as referenced in the preceding sentence. For purposes of clarification, this does not relieve MassMutual’s obligations to send Fund Documents for Sub-Adviser’s review pursuant to this Agreement for reasons other than approving uses of Sub-Adviser’s Marks.

13. Use of Names.

The parties agree that the names of both the Sub-Adviser and MassMutual, the names of any affiliates of the Sub-Adviser and MassMutual and any derivative or logo or trademark or service mark or trade name (collectively, “Sub-Adviser’s Marks” and “MassMutual’s Marks,” respectively) are the valuable property of the Sub-Adviser, MassMutual and each company’s affiliates. MassMutual and the Fund shall have the right to use Sub-Adviser’s Marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. Similarly, the Sub-Adviser shall have the right to use MassMutual’s Marks only with the prior written approval of MassMutual, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. It is understood that Fund Documents are subject to the approval provisions in Section 12.

Upon termination of this Sub-Advisory Agreement and in the event a new or successor Agreement with Sub-Adviser is not concluded, the Sub-Adviser, MassMutual and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names from all materials (including websites). The Sub-Adviser, MassMutual and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser, MassMutual or their affiliates, as applicable, or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser, MassMutual or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations. If the Sub-Adviser, MassMutual or the Fund makes any unauthorized use of another party’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to injunctive relief.

14. Duration.

Unless terminated earlier pursuant to Section 15 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15. Termination.

(a) This Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b) The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has materially breached an obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon sixty days’ prior written notice, to MassMutual and the Trust.

16. Standard of Care; Indemnification.

(a) MassMutual shall expect of the Sub-Adviser, and the Sub-Adviser will give MassMutual the benefit of the Sub-Adviser’s best judgment and efforts in rendering its services hereunder. In the absence of willful misfeasance, bad faith, gross negligence, fraud or reckless disregard in the performance of its duties as Sub-Adviser to the Fund, the Sub-Adviser shall not be liable to the Trust, the Fund, MassMutual, other fiduciary or any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, or that the Fund will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

(b) The Sub-Adviser shall not be liable to MassMutual, the Fund or its shareholders, or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-Adviser by a duly authorized officer of MassMutual or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c) Neither party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) In any action in which MassMutual or the Fund or any of its or their controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Sub-Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) (collectively, “Losses”) to which such persons may become subject, insofar as such Losses arise out of or are based upon Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, provided that the Losses did not relate to, was not based upon, or did not arise out of an act or omission of MassMutual or the Fund or any of its or their officers, directors, employees, affiliates or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(e) In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, MassMutual agrees to indemnify and hold harmless the foregoing persons against any Losses to which such persons may become subject, insofar as such Losses arise out of or are based upon MassMutual’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, including without limitation the operation of the Fund, the contents of the Disclosure Documents, or the wrongful conduct of persons with respect to the sale of interests in the Fund, provided that the loss, claim, settlement, damage, charge, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(f) Without limiting the generality of the foregoing, neither MassMutual nor the Sub-Adviser will be liable for any indirect, special, incidental or consequential damages.

(g) Promptly after receipt by an indemnified party under this Section 16 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 16, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 16 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 16. Notwithstanding any other provisions of this Section 16, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

17. Disclaimer of Shareholder Liability.

MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18. Notice.

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice. Notice may also be sent to such party by facsimile or electronic mail.

If to MassMutual:		Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
	Attention:	Eric Wietsma
Senior Vice President

If to the Sub-Adviser:		Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, CA 92660
Fax: 949.720.1376
Attention: General Counsel
E-mail: IMANotices@pimco.com

With a copy to:	Joe Fournier, Account Manager
E-mail: Joe.Fournier@pimco.com

If to either MassMutual or the Sub-Adviser, copies to:

MassMutual Select Funds
1295 State Street
Springfield, MA 01111
	Attention:	Andrew M. Goldberg
Vice President, Secretary and Chief Legal Officer

19. No Assignment.

No assignment (within the meaning of the Act) of this Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

20. Amendments to this Sub-Advisory Agreement.

This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

21. Governing Law.

This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

22. Survival.

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

23. Successors.

This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

24. Entire Agreement.

This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

25. No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

26. Severability.

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

27. Counterparts.

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ John M. Miller
Name:	John M. Miller
Title:	Managing Director

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select PIMCO Total Return Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

Appendix A

The Sub-Adviser shall provide to MassMutual the following:

1.	Quarterly Portfolio Data Sheets (due on the 10th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Fund, standard and best fit market index

b. Portfolio Sector Weights for the Fund, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Fund

d. Top 5 contributors and detractors by performance based on contribution to the portfolio

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Fund vs. standard and best fit market index and peer group

2.

Portfolio Manager Commentary (due on the 10th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative

b.	Performance attribution:

•	The industry weightings that had the largest contribution to performance during the most recent quarter.

•	The industry weightings that had the largest detraction from performance during the most recent quarter.

•	The five holdings that contributed the most to performance during the most recent quarter.

•	The five holdings that detracted the most from performance during the most recent quarter.

c.	The manager’s market outlook.

d.	How he/she has positioned the Fund for the near term.

3.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Fund, the reasons for that performance, and to gain valuable insights into the Fund provided by the manager

4.	Annual On-Site Meeting - As part of MassMutual’s due diligence process, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in MassMutual’s Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information

Appendix B

Designated Representatives of Massachusetts Mutual Life Insurance Company

Sub-Adviser’s Account #1925

June 30, 2010

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